                                                                    EXHIBIT 99.1

[MOVIE GALLERY LOGO]

FOR IMMEDIATE RELEASE                    Contact:  J. Steven Roy
---------------------                              Executive Vice President and
                                                   Chief Financial Officer
                                                   (334) 677-2108


               MOVIE GALLERY REPORTS 10.5% INCREASE IN 1ST-QUARTER
                               SAME-STORE REVENUES

                PROVIDES INCREASED 1ST-QUARTER EARNINGS GUIDANCE


DOTHAN, Ala. (April 10, 2003) - Movie Gallery, Inc. (NASDAQ: MOVI) reported today that same-store revenues for the first quarter ended April 6, 2003, a 13-week quarter, rose 10.5%. These same-store revenue results are above the Company's previously announced guidance of mid to high single-digit growth. The Company also announced that it expects net income per diluted share for the first quarter of 2003 to be at least $0.39. This estimate includes $0.01 per share related to non-cash stock option compensation expense and $0.05 per share related to the non-cash impact of the accounting change for rental inventory amortization discussed in the Company's fourth-quarter 2002 earnings press release.

         The Company's expected adjusted earnings per diluted share, net income before stock option compensation and the accounting change, is increased to at least $0.45, as compared to the previously announced first-quarter adjusted net income guidance of $0.40 to $0.43 per diluted share. The Company believes its calculation of adjusted earnings per share provides a better measure of the ongoing performance of the Company's core business and provides for better comparability to prior periods. Net income per diluted share and adjusted net income per diluted share were both $0.35 for the first quarter of 2002. The Company intends to release final financial results for its first quarter on May 8, 2003.

         Joe Malugen, Chairman and Chief Executive Officer of Movie Gallery, remarked, "We are extremely pleased with our first-quarter revenue performance and the overall strength we are


                                     -MORE-

MOVI Reports 10.5% Increase in 1st-Quarter Same-Store Revenues
Page 2
April 10, 2003


seeing both from our rental business and from product sales as a result of our steps to enhance our inventory of higher intent-to-own movies, which began in the third quarter of 2002. Contributing to this strength, we continue to see increased DVD conversions throughout our customer base, which we believe generates added interest in home video."


         To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company's SEC reports, including, but not limited to, the report on Form 10-K for the fiscal year ended January 5, 2003. In addition to the potential effect of these ongoing factors, the Company will not achieve its financial estimates for the first quarter of fiscal 2003 if, among other factors, the Company's actual expenses for the quarter differ from current estimates and expectations. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

         Movie Gallery currently owns and operates a total of 1,843 video specialty stores located in 43 states and seven Canadian provinces. Movie Gallery is the leading home video specialty retailer primarily focused on rural and secondary markets.


                                     -END-